Exhibit 99.1

Signatures for Form 4

QUEST DIAGNOSTICS INCORPORATED

By:	/s/ William J. O’Shaughnessy, Jr.
Name:	William J. O’Shaughnessy, Jr.
Title:	Assistant General Counsel and Secretary
Date:	May 12, 2011

SPARK ACQUISITION CORPORATION

By:	/s/ Robert A. Hagemann
Name:	Robert A. Hagemann
Title:	President
Date:	May 12, 2011